SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

Hot Topic, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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18305 E. San Jose Avenue

City of Industry, California 91748

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On June 8, 2010

Dear Shareholder,

You are invited to attend the 2010 Annual Meeting of Shareholders (“Annual Meeting”) of Hot Topic, Inc., a California corporation. The meeting will be held on Tuesday, June 8, 2010, at 8:30 a.m. local time at our headquarters located at 18305 E. San Jose Avenue, City of Industry, California 91748 for the following purposes:

1.	To elect the seven nominees for director named in the accompanying proxy statement to hold office until our 2011 Annual Meeting of Shareholders.

2.	To ratify the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent auditors for the fiscal year ending January 29, 2011.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the Annual Meeting is April 19, 2010. Only shareholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on June 8, 2010, at 18305 E. San Jose Avenue, City of Industry, California 91748

Our proxy statement and annual report to shareholders are available at:
http://www.hottopic.com/2010annualreports

The Board of Directors recommends that you vote FOR the proposals identified above.

By Order of the Board of Directors

/s/ James McGinty

James McGinty

Secretary

City of Industry, California

April 29, 2010

You are invited to attend the Annual Meeting in person. Whether or not you expect to attend in person, it is important that your shares be represented. We have provided instructions on the alternative voting methods in the accompanying proxy statement. Please vote as soon as possible. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the Annual Meeting, you must request and obtain a proxy issued in your name from them. If you plan to attend the Annual Meeting, we request that you (though you are not required to) call in advance and notify James McGinty at (626) 839-4681.

18305 E. San Jose Avenue

City of Industry, California 91748

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 8, 2010

We provided you this proxy statement, the accompanying proxy card and Annual Report on 10-K (or made those documents available to you on the Internet) because the Board of Directors of Hot Topic, Inc. (our “Company”) is soliciting your proxy to vote at our 2010 Annual Meeting of Shareholders (our “Annual Meeting”). You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares.

We began mailing this proxy statement on April 29, 2010.

QUESTIONS AND ANSWERS

What if I received a Notice Regarding the Availability of Proxy Materials?

If you received a Notice regarding the Availability of Proxy Materials (“Notice”) by mail you will not receive printed copies of the proxy materials unless you request them. Instead, the Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice will also instruct you as to how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive printed copies of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

Who can vote at the Annual Meeting?

Only shareholders of record at the close of business on April 19, 2010, the record date for the Annual Meeting (the “Record Date”), will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 44,526,571 shares of our common stock outstanding and entitled to vote.

What am I voting on?

There are two matters scheduled for a vote at the Annual Meeting:

•	Proposal 1: the election of the seven nominees for director named herein to hold office until our 2011 Annual Meeting of Shareholders, and

•	Proposal 2: the ratification of the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent auditors for the fiscal year ending January 29, 2011.

How do I vote?

For the election of directors, you may either vote “For” all the nominees or you may “Withhold” your vote for any nominee you specify. For any other matter to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Record holders. If you are a shareholder of record, you may vote in person at the Annual Meeting. Alternatively, you may vote by proxy by using the accompanying proxy card. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the proxy card and return it using the pre-paid envelope we enclosed with the proxy card we sent. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Hot Topic Shares held in “Street Name.” If you are a beneficial owner of shares held by your broker, bank or agent and you received a printed copy of these proxy materials by mail, you should have received a proxy card and voting instructions with these materials from the organization that is the record owner of your shares. You may complete and mail that proxy card or you may vote over the Internet as instructed by that organization in the voting instructions. If you are a beneficial owner of shares held by your broker, bank or other agent and you received a Notice by mail, you should follow the instructions included in the Notice to view the proxy materials and transmit your voting instructions.

If you vote by proxy, your vote must be received by 11:59 p.m. Eastern Time on June 7, 2010, to be counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.

What if I return a proxy card or vote by Internet but do not make specific choices?

If you return a signed and dated proxy card or complete the procedures to vote over the Internet but do not specify how you want to vote your shares, your shares will be voted “For” the election of all seven nominees for director named herein, and “For” the ratification of Ernst & Young LLP as our independent auditors. If any other matter is properly presented at the Annual Meeting, one of the individuals named on your proxy card as your proxy will vote your shares using their best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, over the Internet or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We also may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What if I received only one set of proxy materials?

The SEC permits companies and intermediaries (e.g., brokers, banks and other agents) to satisfy the delivery requirements to any household at which two or more shareholders reside by delivering a single set of the proxy materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies. We believe a large number of brokers, banks or other agents will be “householding” our proxy materials this year, except in instances where contrary instructions have been received from an affected shareholder. If you do not wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, bank or other agent and send a written request for a separate proxy statement and annual report to James McGinty at Hot Topic, Inc., 18305 E. San Jose Avenue, City of Industry, California 91748, or call him at (626) 839-4681. Shareholders of record may contact Mr. McGinty to request “householding.” Shareholders whose shares are held by their broker, bank or other agent may request “householding” by contacting their broker, bank or other agent.

What does it mean if I receive more than one Notice or proxy card?

If you receive more than one Notice or proxy card, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions included in each Notice and proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the applicable vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	If you received a printed copy, you may submit another properly completed proxy with a later date,

•	You may send a written notice that you are revoking your proxy to our Secretary at 18305 E. San Jose Avenue, City of Industry, California 91748, or

•	You may attend the Annual Meeting and vote in person (however, simply attending the Annual Meeting will not, by itself, revoke your proxy).

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

When are shareholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, a shareholder proposal must be submitted in writing by December 30, 2010, to our Secretary at 18305 E. San Jose Avenue, City of Industry, California 91748. If you wish to submit a proposal that is not to be included in next year’s proxy materials, your proposal generally must be submitted in writing to the same address no later than February 8, 2011. Please review our Amended and Restated Bylaws which contain additional requirements regarding advance notice of shareholder proposals.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. We define a “broker non-vote” as occurring when a broker, bank or other agent holding shares for a beneficial owner does not vote on a particular proposal despite voting on at least one other proposal. Abstentions and broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What is the quorum requirement?

As of the Record Date, we had 44,526,571 shares outstanding and entitled to vote. The presence of a majority of these shares, either in person or by proxy, is needed to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement.

How many votes are needed to approve each proposal?

•

For Proposal 1, the election of directors, the seven nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

•	Each of the other matters requires a “For” vote of a majority of outstanding shares present and entitled to vote either in person or by proxy. Abstentions and broker non-votes will have no effect.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K filed within four business days following our Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors (our “Board”) currently consists of seven directors: Evelyn D’An, Lisa Harper, W. Scott Hedrick, Elizabeth McLaughlin, Bruce Quinnell, Andrew Schuon and Thomas Vellios. Our Board has nominated each of the current seven directors for election at the Annual Meeting to hold office until our next annual meeting of shareholders, until his or her successor is duly elected and qualified, or until the director’s death, resignation or removal. Each of the seven nominees was previously elected by the shareholders.

The seven nominees receiving the highest number of “For” votes by the shares entitled to be voted will be elected. If no contrary indication is made, shares represented by executed proxies will be voted “For” the election of the seven nominees named below or, if any nominee becomes unavailable for election as a result of an unexpected occurrence, “For” the election of a substitute nominee designated by our Board. Each nominee has consented to being named as a nominee in this proxy statement and to serve as a director if elected, subject to the terms of our Policy on Majority Votes in Director Elections which is described in this proxy statement, and we have no reason to believe that any nominee will be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE NAMED BELOW.

Nominees

The following sets forth biographical information as of March 1, 2010, for each nominee for director, as well as a description of the particular attributes, experience and skills that led our Board to conclude that each person should serve as a director of our Company.

Name	Age	Position
Evelyn D’An	48	Director
Lisa Harper	50	Director
W. Scott Hedrick	64	Director
Elizabeth McLaughlin	49	Chief Executive Officer and Director
Bruce Quinnell	61	Chairman of the Board
Andrew Schuon	45	Director
Thomas Vellios	54	Director

Evelyn D’An has served on our Board since June 2007. Since 2004, she has served as President and founder of D’An Financial Services, Inc., an integrated business consulting and financial services firm. From April 2005 through February 2010, Ms. D’An served as a director and Chair of the Audit Committee of Alico, Inc., a publicly-traded land management company operating in Central and Southwest Florida. From 1998 to 2004, Ms. D’An was an audit and advisory partner at Ernst & Young LLP. Ms. D’An is a certified public accountant. With her professional certification and experience, Ms. D’An provides our Board with valuable accounting, auditing, financial and business expertise.

Lisa Harper has served on our Board since June 2008. From February 2001 until her retirement in July 2006, she served in various capacities with The Gymboree Corporation, a publicly-traded corporation operating a chain of specialty retail stores for children and women. Her roles at Gymboree were as follows: Chairman of the Board of Directors, from June 2002 to July 2006; Chief Creative Officer, from January 2006 to July 2006; Vice Chairman of the Board of Directors, from February 2001 to June 2002; and Chief Executive Officer, from February 2001 to January 2006. Ms. Harper served as a director of Longs Drug Stores Corporation from February 2006 to May 2008. Since 2008, Ms. Harper has developed and operated a hotel in Mexico. With her retail knowledge and background, Ms. Harper provides our Board with valuable leadership, management and merchandising expertise.

W. Scott Hedrick has served on our Board since January 2002. Since 1979, Mr. Hedrick has served as founder and General Partner of InterWest Partners, a venture capital fund. Since April 1991, Mr. Hedrick has served as a director of Office Depot, Inc., a publicly-traded consumer products company. From November 1986 until April 1991, he served as a director of The Office Club, Inc., which was acquired by Office Depot, Inc. in April 1991. Since December 2006, he has served as director of the American Funds Target Date Retirement Series Inc. and American Funds Insurance Series Inc. Mr. Hedrick also serves as a director of two privately-held companies. Mr. Hedrick brings to our Board an extensive background as an investor in retail and consumer product companies and, as a long-standing member of our Board, a deep knowledge of our current operations and historical development. With his knowledge and experience investing in and managing retail companies, Mr. Hedrick provides us with valuable leadership perspective, including expertise in the evaluation of assets and business opportunities.

Elizabeth McLaughlin has served as our Chief Executive Officer and on our Board since 2000. From 1996 through 2000, Ms. McLaughlin served as our Senior Vice President and General Merchandise Manager. From 1993 through 1996, Ms. McLaughlin was our Vice President, Operations. Prior to joining us, Ms. McLaughlin held various positions with Millers Outpost and The Broadway. Ms. McLaughlin is a director of Noodles & Company, a privately-held quick casual restaurant concept. She is a member of the Board of Visitors for the Anderson School at UCLA. As our Chief Executive Officer and long-time member of our Board, Ms. McLaughlin has an extensive knowledge of and perspective on the Company. We value her experience from having served in a number of different capacities at the Company since 1993. With her knowledge, experience and background, Ms. McLaughlin provides us with demonstrated leadership and expertise in merchandising, marketing and retail operations.

Bruce Quinnell has served on our Board since September 1998 and as Chairman of the Board since August 2002. From April 1999 to February 2002, Mr. Quinnell was Vice Chairman of Borders Group, Inc. From January 1997 to April 1999, Mr. Quinnell was President and Chief Operating Officer of Borders Group, Inc. Mr. Quinnell has served as a director of Tuesday Morning Corporation, a publicly-traded corporation operating a chain of retail stores selling discount and closeout home furnishing and gifts, since December 2006 and as its Chairman of the Board since May 2007. Mr. Quinnell also serves as a director of privately-held companies. Mr. Quinnell brings to our Board an extensive background in the retail industry. With his knowledge, experience and understanding of our historical development, Mr. Quinnell provides us with valuable board-level leadership and management, financial, audit and operational expertise.

Andrew Schuon has served on our Board since January 1998. Since 2008, Mr. Schuon has served as a co-founder of “C” Student Entertainment, a boutique radio and mobile-focused media company. Since January 2009, Mr. Schuon has been a senior executive of Live Nation Entertainment, Inc., having started with Ticketmaster Entertainment, Inc. prior to the company’s January 2010 merger with Live Nation, Inc. Since 2008, he has served as President of Beat Advisors, Inc, a consulting firm specializing in television, radio, out of home, retail, and hotel/casino entertainment programming solutions. From July 2004 to January 2008, Mr. Schuon served as founder and President of Vivendi/Universal’s IMF: The International Music Feed, a 24-hour cable TV channel. From August 2002 to February 2004, Mr. Schuon was President of Programming of Infinity Broadcasting. From April 2001 to August 2002, he was President and Chief Executive Officer of Pressplay, a joint venture created by Sony Music Entertainment and Universal Music Group. From December 1999 to April 2001, Mr. Schuon was President and Chief Operating Officer of the Universal Music Group’s music business, Farmclub.com, Inc. From February 1998 to November 1999, Mr. Schuon was Executive Vice President/General Manager of Warner Bros. Records Inc. From 1992 to December 1997, Mr. Schuon served as Executive Vice President of MTV where he was responsible for programming, music, production and talent for the MTV and VH1 cable channels. Mr. Schuon brings to our Board an extensive background in identifying and capitalizing on current music and pop culture trends, as well as deep expertise in media and business development. With his knowledge, experience, and understanding of our historical development, Mr. Schuon provides us with valuable strategic insight and perspective.

Thomas Vellios has served on our Board since June 2008. Since 2002, he has served as co-founder, director and Chief Executive Officer of Five Below, Inc., a chain of specialty retail stores for teens and pre-teens. From 1998 to 2002, Mr. Vellios served in various capacities with Zany Brainy, a chain of specialty retail stores including roles as: Chief Executive Officer, from 2001 to 2002; President, from 1998 to 2002; and Executive Vice President of Merchandising and Marketing, from 1995 to 1998. In May 2001, Zany Brainy filed a voluntary petition for Chapter 11 bankruptcy. From 1986 to 1995, Mr. Vellios served as Senior Vice President, General Merchandise Manager of Caldor Corporation, a diversified discount retailer which was acquired by May Company in 1986. Mr. Vellios brings to our Board extensive experience in the retail industry. His knowledge and experience provide us with valuable management, financial and operational expertise.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our Corporate Governance Guidelines set forth policies on, among other things, Board composition, the process of evaluating and selecting qualified members for service on the Board and its committees, the role and responsibilities of the Board and its committees, director qualifications, director compensation, and assessment of the functioning of the Board and its committees. Our Corporate Governance Guidelines are available on our investor relations website at http://investorrelations.hottopic.com.

Independence of Our Board of Directors

Our Board has affirmatively determined that all of our directors and nominees are independent within the meaning of the applicable Nasdaq listing standards, except for Ms. McLaughlin, our Chief Executive Officer. Our independent directors meet in regularly scheduled meetings at which only independent directors are present.

Our Chairman of the Board

Our Board has an independent chair, Mr. Quinnell, who has authority to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. We believe that separation of the positions of Chairman of the Board and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, we believe that having an independent Chairman of the Board creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its shareholders.

Meetings of the Board of Directors and Board and Committee Member Attendance

Our Board met five times during the last fiscal year. In fiscal year 2009, each director attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served. We ask each of our directors to attend the Annual Meeting. Last year all of our directors attended the annual meeting of shareholders, except one who was ill at the time.

Our Committees

Our Board has an Audit Committee, a Compensation Committee and a Governance and Nominating Committee. Each of the committees has been formed and approved by our Board, and each has been authorized by its charter and/or resolution of the Board to hire or retain, at our expense, attorneys, consultants and other experts as such committee deems appropriate in the carrying out of its duties and responsibilities. All of the committees of our Board are comprised entirely of directors determined by the Board to be independent within the meaning of the applicable Nasdaq listing standards and free of any relationship that would impair a director’s individual exercise of independent judgment. The following is current membership information for each of these committees, as well as a description of each committee and its functions.

Name	Audit Committee	Compensation Committee	Governance And Nominating Committee

Evelyn D’An

Lisa Harper

W. Scott Hedrick

Bruce Quinnell

Andrew Schuon

Thomas Vellios
Total meetings in fiscal year 2009	4	3	6

= Chairperson	= Member	= Financial Expert

Audit Committee

Our Audit Committee operates pursuant to a written charter, available on our investor relations website at http://investorrelations.hottopic.com. Our Audit Committee oversees our corporate accounting and financial reporting processes, practices and principles; evaluates the performance of our independent auditors; annually recommends and approves the engagement of our independent auditors; evaluates the effectiveness and level of cooperation of our existing independent auditors; reviews and approves the retention of our independent auditors to perform any proposed permissible non-audit services; evaluates and makes recommendations regarding transactions between the Company and any related persons; confers with our management and our independent auditors regarding the scope and quality of internal accounting and financial reporting controls; establishes procedures, as required under applicable law, for the receipt and treatment of complaints received by us regarding accounting or auditing matters, including confidential and anonymous submissions; reviews with senior management and our independent auditors the Company’s quarterly and annual financial statements; and discusses with management and our independent auditors the results of the annual audit and our financial statements. Our Board has determined that committee member Mr. Quinnell qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Quinnell’s level of knowledge and experience based on a number of factors, including Mr. Quinnell’s formal education and experience as a public company chief financial officer and chief operating officer.

Compensation Committee

Our Compensation Committee operates pursuant to a written charter, available on our investor relations website at http://investorrelations.hottopic.com. The purpose of the Compensation Committee is to oversee the compensation policies, plans and programs of the Company, as well as to annually assess the compensation paid to the Company’s executive officers and directors. The Compensation Committee is generally responsible for the Company’s overall compensation strategy, which includes approving and advising the Board regarding cash compensation, incentive compensation plans and programs, and sets corporate performance goals and objectives relevant to the compensation of the Company’s executive officers. The Compensation Committee reviews and approves the terms of any employment agreement for the Company’s executive officers, including our Chief Executive Officer; annually evaluates her performance; recommends and approves the compensation paid or awarded to Board members; oversees the administration of our stock option plans, incentive plans, stock bonus plans, stock purchase plans, bonus plans, deferred compensation plans and similar programs; and reviews and establishes appropriate insurance coverage for the Company’s directors and executive officers. The Compensation Committee also reviews with management our “Compensation Discussion and Analysis” and considers whether to recommend that it be included in proxy statements and other filings.

Governance and Nominating Committee

Our Governance and Nominating Committee operates pursuant to a written charter, available on our investor relations website at http://investorrelations.hottopic.com. Our Governance and Nominating Committee interviews, evaluates, nominates and recommends individuals for membership on the Board and committees thereof; nominates specific individuals to be elected as our officers by the Board; evaluates and recommends whether a Board or committee member qualifies as an independent director; monitors compliance with our Corporate Governance Guidelines; evaluates the effectiveness of our Board; and administers our Chief Executive Officer review process.

Board Oversight of Risk

Our Board, as a whole and through its various committees, monitors specific risks of the Company, including risks associated with our strategic plan and our capital structure, and makes determinations as to the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to evaluate our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The Audit Committee also monitors compliance with certain legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. In evaluating risk, our Board relies on our management and, as needed, our outside advisors, consultants, and other experts to gather data, evaluate our exposure and make recommendations to the Board and its committees.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Indemnification of Officers and Directors

We have entered into indemnity agreements with certain officers and directors which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of us, and otherwise to the fullest extent permitted under California law and our Amended and Restated Bylaws.

Continuing Education

Each director is expected to take steps reasonably necessary to enable the director to function effectively on the Board and committees on which the director serves, including becoming and remaining well informed about the Company, the industry, and business and economic trends affecting the Company. Each director is also expected to take steps reasonably necessary to keep informed on principles and practices of sound corporate governance, and we agree to reimburse half of the cost for each director to attend an ISS certified director education program once every two years. Each new director is required to participate in an orientation program which is designed to introduce our directors to our strategic plans; our financial, accounting and risk management issues; our compliance programs, including our Standards of Business Ethics; and our senior management, internal auditors and our independent auditors. We also provide directors with subscriptions to journals on corporate governance and presentations from third-party experts on corporate governance, broad economic trends and other subjects. Non-employee directors are encouraged to regularly visit our stores and to attend concerts and events relevant to our business and our customers.

Shareholder Communications with the Board of Directors

The Governance and Nominating Committee has adopted a process by which our shareholders may communicate with the Board or an individual director. Our Policy on Shareholder Communications is available on our investor relations website at http://investorrelations.hottopic.com by following the “Governance” link. Shareholders who wish to communicate with the Board may do so by sending written communications addressed to the Secretary of Hot Topic, Inc. at 18305 E. San Jose Avenue, City of Industry, California 91748. Communications also may be sent by email to the following address: investorrelations@hottopic.com. Any communication sent must state the name of the shareholder making the communication and the number of shares owned by the shareholder.

STANDARDS OF BUSINESS ETHICS

We have adopted Standards of Business Ethics that apply to all of our officers, directors and employees. The Standards of Business Ethics is available on our investor relations website at http://investorrelations.hottopic.com by following the “Governance” link. If we make any substantive amendments to the Standards of Business Ethics or grant any waiver from a provision of the Standards of Business Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means then required by Nasdaq listing standards or applicable law.

POLICIES AND PROCEDURES WITH RESPECT TO RELATED PARTY TRANSACTIONS

As a general matter, we seek to avoid transactions, arrangements or relationships exceeding $120,000 in which the Company is a participant and in which any executive officer, director, or more than 5% shareholder of the Company, including any of their immediate family members or any entity owned or controlled by them, has or will have a direct or indirect interest. Our Audit Committee will review and approve all transactions for which such approval is required under applicable law and ensure that each such transaction is disclosed in accordance with applicable law.

STOCK OWNERSHIP GUIDELINES

We have adopted guidelines pursuant to which each of our directors should maintain ownership of certain levels of our stock. Under the guidelines, Ms. McLaughlin should maintain a level of ownership of our stock which has a value approximately equal to 150% of her base salary, and she currently holds sufficient shares of Company stock to satisfy the stock ownership guidelines. Under the guidelines, each other member of our Board should maintain a level of ownership of our stock that is three times the amount of the annual stock grant to them, as described in the Director Compensation portion of this proxy statement. The stock ownership levels are to be achieved within three years of the later of the effective date of the guidelines or the date the individual first became subject to the guidelines.

NOMINATION OF DIRECTORS

Board Membership Qualifications

Everyone nominated to serve as a director of the Company should possess at least the minimum qualifications needed to serve, as determined by our Board. We also consider the contributions that a director candidate can be expected to make to the Board based upon the totality of the candidate’s credentials, experience and expertise, the composition of the Board at the time and other matters we believe may be relevant to our business. Key qualifications we consider include:

•	Integrity. Candidates must be individuals of personal integrity and ethical character.

•

Absence of Conflicts of Interest.  Candidates should not have interests that would materially impair their ability to exercise independent judgment or fulfill their duties to the Company and its shareholders.

•	Fair and Equal Representation. Candidates should be able to represent fairly and equally all shareholders of the Company without favoring or advancing any particular shareholder or other constituency.

•	Achievement. Candidates should have demonstrated achievement in one or more fields of business, professional, governmental, community, scientific or educational endeavor.

•	Independence. Generally, candidates should be “independent” within the meaning of the applicable Nasdaq listing standards.

•

Diversity.  Candidates should contribute to the overall diversity of the Board in terms of differences of viewpoint, professional experience, education, skill and other individual qualities and attributes, as well as race, gender and national origin.

•	Oversight. Candidates are expected to have sound judgment, based on management or policy-making experience that demonstrates an ability to function effectively in an oversight role.

•

Business Understanding.  Candidates should have a general understanding of retail operations, governance and other regulatory issues facing public companies of our size and operational scope, strategic business planning, operations in a global economy, and basic concepts of corporate finance.

•	Available Time. Candidates must be prepared to devote sufficient time to the Board and its committees.

Evaluation of Nominees

Our Governance and Nominating Committee identifies potential candidates for Board membership, when applicable, through professional search firms and/or personal referrals. Candidacy for Board membership requires the final approval of the full Board. Each year, the Board proposes a slate of nominees to the shareholders, who elect the members of the Board at the annual meeting of shareholders. Shareholders may also propose nominees for consideration by the Governance and Nominating Committee by submitting the names and supporting information regarding proposed candidates to our Secretary in accordance with the procedure for submitting shareholder nominations set forth in this proxy statement. Candidates (including those proposed by our shareholders) are evaluated by the Governance and Nominating Committee through recommendations, resumes, personal interviews, reference checks and other information deemed appropriate by the committee.

Policy on Majority Votes in Director Elections

Our Board adopted a Policy on Majority Votes in Director Elections. The policy requires directors receiving more “Withheld” votes than “For” votes to tender their resignation from the Board. Our Governance and Nominating Committee will then evaluate and recommend to our Board whether to accept the resignation after considering all factors it deems relevant, including such director’s length of service, qualifications and contributions; the reasons underlying why a majority of votes were “Withheld,” if known, and whether such underlying reasons are considered curable; the impact the director’s resignation would have on our compliance with legal requirements, Nasdaq rules and our own corporate governance policies and practices; and the potential impact the resignation would have on our Board’s operations. Within 90 days following the date of the election which prompted the tendered resignation, our Board will consider the recommendation of the Governance and Nominating Committee and any additional information and factors the Board believes relevant to its decision and decide whether to accept the resignation as tendered. Such decision will be reported in a Form 8-K filed with the SEC.

Shareholder Nominations

The Governance and Nominating Committee will consider director candidates recommended by shareholders. The Governance and Nominating Committee does not alter the manner in which it evaluates candidates based on whether or not the candidate was recommended by a shareholder. Our Policy on Shareholder Recommendations of Director Nominees is available on our investor relations website at http://investorrelations.hottopic.com by following the “Governance” link. Shareholders who wish to recommend individuals for consideration by the Governance and Nominating Committee to become nominees for election to the Board at an annual meeting of shareholders must do so by delivering a written recommendation to the Governance and Nominating Committee at the following address: 18305 E. San Jose Avenue, City of Industry, California 91748 at least 120 days prior to the anniversary of the date we mailed our proxy statement for the last annual meeting of shareholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating shareholder is a beneficial or record owner of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. To date, the Governance and Nominating Committee has not rejected a timely director nominee from a shareholder or shareholders holding more than 5% of our voting stock.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of our Board of Directors has engaged Ernst & Young LLP as our independent auditors for the fiscal year ending January 29, 2011, and is seeking ratification of such selection by our shareholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since our inception in 1988. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Amended and Restated Bylaws nor other governing documents or law require shareholder ratification of the selection of Ernst & Young LLP as our independent auditors. However, our Audit Committee is submitting the selection of Ernst & Young LLP to our shareholders for ratification as a matter of good corporate practice. If our shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of our Company and our shareholders.

To be approved, the ratification of the selection of Ernst & Young LLP as our independent auditors must receive a “For” vote from a majority of outstanding shares present and entitled to vote either in person or by proxy. Abstentions and broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JANUARY 29, 2011.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following provides information regarding the fees billed to us by Ernst & Young LLP for the fiscal years ended January 31, 2009, and January 30, 2010. All fees described below were approved by the Audit Committee.

Audit Fees.  Fees for audit services totaled approximately $764,000 for the fiscal year ended January 31, 2009, and approximately $759,000 for the fiscal year ended January 30, 2010. Audit fees consisted principally of work associated with the annual audit of our consolidated financial statements, compliance with regulations and rules promulgated under the Sarbanes-Oxley Act of 2002 (including Section 404 internal control requirements) and reviews of our quarterly reports on Form 10-Q.

Audit-Related Fees.  There were no audit-related fees for the fiscal years ended January 31, 2009, and January 30, 2010.

Tax Fees.  Fees for tax services totaled approximately $39,000 for the fiscal year ended January 31, 2009, and approximately $20,000 for the fiscal year ended January 30, 2010. Tax fees consisted principally of work associated with tax advice and tax planning.

All Other Fees.  There were no other fees for the fiscal years ended January 31, 2009, and January 30, 2010.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee, pursuant to its charter, is required to review and approve the proposed retention of independent auditors to perform any proposed permissible non-audit services. To date the Audit Committee has not established policies and procedures separate from its charter concerning pre-approval of audit or non-audit services. The establishment of any separate pre-approval policies and procedures is subject to the approval of the Audit Committee.

The Audit Committee has determined that the rendering of the pre-approved services other than audit services by Ernst & Young LLP is compatible with maintaining Ernst & Young LLP’s independence.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

We have reviewed and discussed with management our consolidated financial statements as of and for the fiscal year ended January 30, 2010.

We have discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards Vol.1, AU Section 380) as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

We have received and reviewed the written disclosures and the letter from the independent public accountants required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and have discussed with the independent public accountants their independence.

Based on the reviews and discussions referred to above, we recommended to our Board that the financial statements referred to above be included in our Annual Report on Form 10-K.

Audit Committee

Bruce Quinnell, Chairman

Evelyn D’An

Andrew Schuon

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company regarding the beneficial ownership of our common stock as of March 1, 2010, by: (i) each beneficial owner of more than five percent of our common stock; (ii) each of our directors; (iii) each of our executive officers named in the Summary Compensation Table included later in this proxy statement; and (iv) all current executive officers and directors as a group. Except as otherwise indicated, each of the shareholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned, subject to community property laws where applicable. The number of shares outstanding used in calculating the percentages for a shareholder in the table below includes shares underlying options held by such shareholder to the extent exercisable within 60 days of March 1, 2010, but excludes other shares underlying options attributable to another shareholder. Percentage of beneficial ownership is based on 44,362,652 shares outstanding as of March 1, 2010.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
FMR LLC (2) 82 Devonshire Street Boston, Massachusetts 02109	5,716,400	12.9%
BlackRock, Inc.(3) 40 East 52nd Street New York, New York 10022	3,761,600	8.5%
Wellington Management Company, LLP (4) 75 State Street Boston, Massachusetts 02109	3,539,000	8.0%
Invesco Ltd. (5) 1555 Peachtree Street NE Atlanta, Georgia 30309	2,854,648	6.4%
T. Rowe Price Associates, Inc. (6) 1555 Peachtree Street NE Atlanta, Georgia 30309	2,643,350	6.0%
Elizabeth McLaughlin (7)	2,012,296	4.4%
Gerald Cook (8)	481,543	1.1%
James McGinty (9)	379,976	*
Christopher Daniel (10)	354,208	*
Bruce Quinnell (11)	238,803	*
W. Scott Hedrick (12)	119,212	*
Andrew Schuon (13)	85,504	*
Evelyn D’An (14)	27,428	*
Lisa Harper (15)	17,502	*
Thomas Vellios (16)	17,502	*
Amy Kocourek (17)	—	*
All executive officers and directors as a group (13 persons) (18)	3,807,185	8.0%

*	Less than one percent.

(1)	Unless otherwise indicated, the address of all the owners is: c/o Hot Topic, Inc., 18305 E. San Jose Avenue, City of Industry, California 91748.

(2)	Based on Amendment No. 11 to Schedule 13G/A filed by FMR LLC on January 11, 2010. Includes 5,435,420 shares beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC and 280,980 shares beneficially owned by Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR LLC.

(3)	Based on Schedule 13G filed by BlackRock, Inc. on January 29, 2010.

(4)	Based on Schedule 13G filed by Wellington Management Company, LLP on February 12, 2010.

(5)	Based on Amendment No. 1 to Schedule 13G/A filed by Invesco Ltd. on February 12, 2010. Includes 2,831,272 shares beneficially owned by Invesco Aim Advisors, Inc. and 23,376 shares beneficially owned by Invesco PowerShares Capital Management.

(6)	Based on Schedule 13G filed by T. Rowe Price Associates, Inc. on February 11, 2010. T. Rowe Price Associates, Inc. disclaims beneficial ownership of the shares held by T. Rowe Price Associates, Inc.

(7)	Includes 1,661,485 shares subject to options exercisable within 60 days of March 1, 2010.

(8)	Includes 470,351 shares subject to options exercisable within 60 days of March 1, 2010.

(9)	Includes 353,751 shares subject to options exercisable within 60 days of March 1, 2010.

(10)	Includes 352,500 shares subject to options exercisable within 60 days of March 1, 2010.

(11)	Includes 97,676 shares subject to options exercisable within 60 days of March 1, 2010. Also includes 3,979 shares subject to a right of repurchase in favor of the company as of April 30, 2010.

(12)	Includes 10,000 shares held by the Hedrick Children’s Irrevocable Trust DTD 12-26-92. Also includes 81,694 shares subject to options exercisable within 60 days of March 1, 2010 and 3,316 shares subject to a right of repurchase in favor of the company as of April 30, 2010.

(13)	Includes 64,819 shares subject to options exercisable within 60 days of March 1, 2010. Also includes 3,316 shares subject to a right of repurchase in favor of the company as of April 30, 2010.

(14)	Includes 17,729 shares subject to options exercisable within 60 days of March 1, 2010. Also includes 3,316 shares subject to a right of repurchase in favor of the company as of April 30, 2010.

(15)	Includes 10,033 shares subject to options exercisable within 60 days of March 1, 2010. Also includes 3,316 shares subject to a right of repurchase in favor of the company as of April 30, 2010.

(16)	Includes 10,033 shares subject to options exercisable within 60 days of March 1, 2010. Also includes 3,316 shares subject to a right of repurchase in favor of the company as of April 30, 2010.

(17)	No shares are owned or exercisable within 60 days of March 11, 2009.

(18)	Includes 3,183,821 shares subject to options exercisable within 60 days of March 1, 2010 (including 63,750 shares subject to options exercisable within 60 days of March 1, 2010 held by two executive officers not required to be named in this table), and 20,559 shares subject to a right of repurchase in favor of the company as of April 30, 2010.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on our review of the SEC Forms 3, 4 and 5 furnished to us and written representations that no other reports were required, we believe that, with respect to transactions during the fiscal year ended January 30, 2010, our officers, directors, and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements.

DIRECTOR COMPENSATION

Our directors who are not also employed by the Company (“Non-Employee Directors”) receive compensation for their services based on their position on our Board, their committee service, and their position within any committee.

Cash Retainer/Attendance Fees

The fees we pay our Non-Employee Directors are as follows:

Description	Quarterly Retainer	Per Meeting Attendance Fee
For Board Service:
Chairman	—	$13,000
Other Non-Employee Directors	—	$10,000
Telephonic meetings (all Non-Employee Directors)	—	$2,000

For Committee Service:
Chair – Audit Committee	$10,000	$2,500
Other Non-Employee Directors – Audit Committee	—	$1,500

Chair – Compensation Committee	$4,000	$2,500
Other Non-Employee Directors – Compensation Committee	—	$1,000

Chair – Governance and Nominating Committee	$625	$2,500
Other Non-Employee Directors – Governance and Nominating Committee	—	$1,000

Equity Award Grants

The equity awards made to Non-Employee Directors in fiscal year 2009 were made from our 2006 Equity Incentive Plan approved by the Company’s shareholders in 2006, as amended (the “2006 Incentive Plan”), and from our 1996 Non-Employee Directors’ Stock Option Plan approved by the Company’s shareholders in 1996, as amended (the “Directors’ Plan”). Our Non-Employee Directors receive equity awards as follows:

Initial Option Grant

Each Non-Employee Director (who was not an employee of the Company immediately prior to joining the Board) will receive an option to purchase 10,000 shares of the Company’s common stock upon his or her initial election or appointment to the Board, provided that in case of a new Chairman of the Board, the initial option will be to purchase 15,000 shares. These options vest as follows: 25% of the shares subject to the grant vest one year from the effective date of grant and the remainder vest in equal quarterly installments over the 12 quarters thereafter.

Annual Option Grant

Each year, at the time of our annual meeting of shareholders, each Non-Employee Director then in office receives an option to purchase shares of the Company’s common stock. In determining the number of shares subject to the option, the Board includes the number of shares needed for the grant to value $80,000 for our Chairman and $60,000 for our other Non-Employee Directors. These options terminate ten years from the date of grant and vest as follows: 25% of the shares subject to the grant vest one year from the effective date of grant and the remainder vest in equal quarterly installments over the 12 quarters thereafter.

Annual Stock Grant

Each year, at the time of our annual meeting of shareholders, each Non-Employee Director then in office receives an award of shares of the Company’s common stock. In determining the number of shares to award, the Board grants the number of shares needed for the award to value $30,000 for our Chairman and $25,000 for our other

Non-Employee Directors. These awards vest on the earlier to occur of the following: (i) one year from the date of grant or (ii) the commencement of the following year’s annual meeting of shareholders. Our directors are restricted from selling the shares they received pursuant to such awards until they no longer serve on the Board.

2009 Director Compensation

The following table sets forth in summary form information concerning the compensation we paid to each of our Non-Employee Directors during the fiscal year ended January 30, 2010.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2009

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Option Awards (1) ($)	Total ($)
Evelyn D’An	59,875	25,003	59,972	144,850
Lisa Harper	40,000	25,003	59,972	124,975
W. Scott Hedrick	53,250	25,003	59,972	138,225
Bruce Quinnell	104,000	30,002	79,963	213,965
Andrew Schuon	46,000	25,003	59,972	130,975
Thomas Vellios	32,000	25,003	59,972	116,975

(1)	The amounts are computed in accordance with FASB ASC Topic 718, based on assumptions set forth in Note 2 to the Company’s financial statements filed with the SEC on Form 10-K on March 19, 2010, excluding the effect of estimated forfeitures. The following table sets forth the number of outstanding equity awards held by each of our Non-Employee Directors as of the end of Fiscal Year 2009.

Aggregate Number of Equity Awards Outstanding at End of Fiscal Year 2009

Director	Stock Awards	Option Awards
Evelyn D’An	9,699	50,252
Lisa Harper	7,469	39,056
W. Scott Hedrick	17,518	114,858
Bruce Quinnell	22,378	141,894
Andrew Schuon	19,279	97,983
Thomas Vellios	7,469	39,056

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overall Compensation Philosophy

We believe our compensation programs serve three primary purposes: (1) attract, retain and motivate our employees, (2) hold our executive officers accountable for Company performance and (3) align the interests of our executive officers with those of our shareholders.

At the heart of our compensation programs is a pay-for-performance philosophy. Our named executive officers have a significant percentage of their compensation “at risk,” meaning that if the Company or the division such named executive officer has responsibility over performs at or above its target goals, the named executive officer will be paid at or above their target compensation. If the Company or such division performs below its target goals, the named executive officer will be paid below their target compensation.

Role of Management, Consultants & Others in Determining Compensation

All decisions regarding compensation of our named executive officers are made by our Board, based on the recommendations of the Compensation Committee. The Compensation Committee relies on our management to gather data helpful to its recommendations and relies on Ms. McLaughlin, our Chief Executive Officer, to evaluate the performance of executive officers who report to her and to make recommendations about their compensation. Ms. McLaughlin may not, however, participate in or be present during any deliberations or determinations of our Board or Compensation Committee regarding her compensation. In addition, the Compensation Committee may engage the services of outside advisers, experts and others.

Our Compensation Committee has given authority to a two-person committee, consisting of Ms. McLaughlin and at least one member of the Compensation Committee, to grant stock options to our employees who are not executive officers. The purpose of this delegation of authority is to enhance the flexibility of stock option administration and to facilitate the timely grant of options, particularly to new employees. Our Board reviews and ratifies these grants on a quarterly basis.

In fiscal year 2009, we engaged the services of the Hay Group to advise the Compensation Committee in structuring executive officer compensation, including competitiveness and comparisons to peer companies.

Use of Quantitative and Qualitative Measurements

We believe compensation should be based on objectively determinable factors, such as how well we have attained our net income goals, the operating income of our divisions, our earnings per share, comparisons to peer companies and other financial and operational metrics. We also believe compensation should be based on subjective factors, such as how well an individual supports and enhances our company culture, how well they help us achieve our strategic goals, and their ability to support the other members of their team. The use of these factors, however, does not prevent the Board from adjusting compensation up or down if, after considering all of the circumstances, it believes total compensation can be structured to better serve our shareholders’ interests.

Benchmarking

While we do not use a specific formula to set pay in relation to our peers or general market data, when determining base salary, target annual bonus levels and target long-term incentive award values for our named executive officers, the Board considers survey data and compensation practices at peer companies. Generally, such comparisons are to compensation data of our peers published in their filed proxy statements and results of their financial performance reported in their other public reports. In selecting our peer group, we focus on companies that are similar to us in terms of industry, size and business characteristics. In fiscal year 2009, our Compensation Committee compared our compensation with that of the following companies considered as a group (collectively the “Peer Group”):

Aéropostale, Inc. bebe stores, inc. The Buckle, Inc. Charlotte Russe Holding, Inc. Christopher & Banks Corporation	Chico’s FAS, Inc. Guess?, Inc. The Gymboree Corporation Kenneth Cole Productions, Inc. New York & Company, Inc.	Pacific Sunwear of California, Inc. Tween Brands, Inc. Urban Outfitters, Inc. The Wet Seal, Inc.

In addition, the Committee considered survey data from the Hay Group’s 2009 Retail Industry Survey.

Named Executive Officer Compensation

Compensation to our named executive officers consists of four elements: base salary, annual incentive awards, long-term incentive awards, and “other” compensation items (including perquisites, benefits and severance). We assess each of these elements independently from the other elements to ensure that the amount paid to each named executive officer for each compensation element is reasonable and, as a function of overall compensation paid, ensures that compensation for each named executive officer is reasonable in its totality.

Distribution of Compensation

In determining the total overall level and each component of compensation for our named executive officers, we weight a greater proportion of total compensation toward performance-based components such as annual bonuses, which can increase or decrease to reflect changes in corporate and individual performance on an annual basis, and long-term compensation, which can reinforce management’s commitment to enhancing profitability and shareholder value over the long-term. On average, 68% of our named executive officers’ target compensation is performance-based and “at risk,” which we believe supports our pay-for-performance philosophy. Other factors we consider in determining the appropriate distribution of compensation include our named executive officer’s past and expected future contributions to the Company, the position of the named executive officer, the expense recognized by the Company for equity grants, internal pay equity, benchmarking against our Peer Group and limitations on the number of shares available for grant in our 2006 Incentive Plan.

For fiscal year 2009, the percentage distribution of compensation (at target levels) for our named executive officers was generally as follows:

Base Salary

Base salaries are intended to provide a base level of compensation and are paid in recognition of the skills, experience and day-to-day contributions our named executive officers make to the Company. Salaries for our named executive officers are reviewed on an annual basis. In setting base salary, we consider the performance of the named executive officer, Company or division performance, tenure of the named executive officer, prior changes to the named executive officer’s compensation, internal equity and benchmarking against our Peer Group. For newly hired named executive officers, such as Ms. Kocourek, our Chief Merchandising Officer, we also consider the named executive officer’s compensation history and the compensation required to attract the person to the Company.

In fiscal year 2009, Ms. McLaughlin’s base salary was increased in recognition of exceptional individual and Company performance in the prior year and in recognition of the fact her base salary had not increased since fiscal year 2004. In fiscal year 2009, the base salary of Mr. Daniel, President of our Torrid division, was increased by approximately 3%.

Annual Incentive Awards

We provide annual incentive compensation to our named executive officers. Our annual incentive awards are designed to encourage our named executive officers to attain goals which can be measured and evaluated on an annual basis but which may not be immediately reflected in our stock price. We believe paying reasonably attainable performance-based incentives is consistent with our pay-for-performance philosophy. We have two types of annual incentive awards applicable to our named executive officers: annual cash incentive awards made pursuant to our Annual Bonus Plan and discretionary cash incentive awards.

Annual Bonus Plan

Our named executive officers participate in an annual cash incentive bonus plan (the “Annual Bonus Plan”) which provides them an opportunity to earn an annual cash bonus based on the attainment of certain pre-determined financial goals of the Company or, for certain named executive officers, of the division such named executive officer has responsibility over. The financial goals are established by the Board in the first quarter of the applicable fiscal year and range from a minimum (or threshold) level to a maximum level, with a target level in between. Under the Annual Bonus Plan, each named executive officer has a targeted bonus potential expressed as a percentage of salary. Notwithstanding such targets, our Board has discretion to reduce the size of any award if it believes the interests of our shareholders would be better served thereby. For fiscal year 2009, our named executive officer’s target bonus potential (as a percentage of their base salary) and the basis for determining attainment was as follows:

Named Executive Officer	Percentage of Base Salary	Basis of Determination
Elizabeth McLaughlin Chief Executive Officer and Director	100%	100% net income for Hot Topic, Inc.

Gerald Cook Chief Operating Officer	75%	100% net income for Hot Topic, Inc.

Christopher Daniel President, Torrid	75%	75% Torrid divisional operating income; 25% Hot Topic divisional operating income

James McGinty Chief Financial Officer	50%	100% net income for Hot Topic, Inc.

Amy Kocourek Chief Merchandising Officer	50%	100% Hot Topic divisional operating income

For fiscal year 2009, the threshold, target and maximum Company net income targets for payouts of awards made pursuant to our Annual Bonus Plan based on such performance targets, the Company’s actual results and the percentage of the award payout earned thereby are as follows:

	Fiscal Year 2009 Net Income	Non-Equity Incentive (Bonus) Plan Percentage Payout
Threshold	$19.6 million	40%
Target	$22.6 million	100%
Maximum	$27.6 million	200%
Actual	$11.9 million	0%

As a result of the Company not achieving threshold levels of net income in fiscal year 2009, we did not pay any Annual Bonus Plan amounts to Ms. McLaughlin, Mr. Cook or Mr. McGinty. Mr. Daniel received 64% of his target bonus as a result of the Torrid division attaining 85% of the financial goals set for it. Ms. Kocourek received a bonus of $100,000, the minimum 2009 bonus she was guaranteed as an inducement to attract her to the Company as well as to compensate her for a potential bonus she forfeited upon leaving her former employer.

Discretionary Bonus

Each of our named executive officers is eligible to receive a discretionary cash bonus based on their individual performance. For our named executive officers other than herself, our board considers Ms. McLaughlin’s assessment of each officer’s performance, the performance of the division or departments the officer has responsibility for managing, the officer’s contribution to achievement of the Company’s financial and operational goals and strategic objectives, and the ability of the officer to lead and develop people within their areas of responsibility. For Ms. McLaughlin, the Board makes its own assessment of her performance and considers the factors used to evaluate the other executive officers.

For fiscal year 2009, the Board did not grant any discretionary bonuses to our named executive officers. Ms. Kocourek received a signing bonus of $100,000 as an inducement to attract her to the Company.

Long-Term Incentive Awards

We provide long-term incentive compensation to our named executive officers pursuant to our 2006 Incentive Plan. We believe that long-term incentive awards help to align the interests of our named executive officers with those of our shareholders, motivate them to create value in the Company over a longer term than annual incentive awards, and encourage our named executive officers to avoid taking excessive risks. We have three types of long-term incentive awards applicable to our named executive officers: stock options, performance-based stock awards, and long-term cash incentive awards.

In determining the aggregate amount of long-term incentive awards to grant each named executive officer, we consider the individual’s performance, the expense recognized by the Company for equity grants, the potential dilutive effect equity grants may have on existing shareholders, the number of shares available for grant in our 2006 Incentive Plan, comparisons to our Peer Group and, for our CEO, the accumulated wealth prior equity awards have created. In considering which type of equity grant to make our named executive officers, we consider the motivational effect each such award will have. While stock options motivate our named executive officers by providing more potential gain if our stock price increases, particularly in a growing market, our performance-based stock awards more directly expose our named executive officers to the risk that our stock price could decrease.

Non-Qualified Stock Options

The Compensation Committee believes stock option grants are a useful tool to motivate our named executive officers to focus on overall corporate performance over the long-term and to align their interests with those of our shareholders. This occurs because our stock option grants provide economic value to our named executive officers only if our stock price increases from the date of the grant to the date the stock option is exercised. All of our stock option grants to our named executive officers are considered “non-qualified” for tax purposes, which generally provide a more favorable tax benefit to the Company than “incentive” stock options. Generally, 25% of the shares subject to our stock option grants vest one year from the effective date of grant and the remainder vest in equal quarterly installments over the 12 quarters thereafter. The options generally terminate ten years from the date of grant.

In fiscal year 2009, the Board granted stock options to our named executive officers as follows:

Named Executive Officer	Stock Options (# of shares)
Elizabeth McLaughlin	250,000
Gerald Cook	100,000
Christopher Daniel	85,000
James McGinty	75,000
Amy Kocourek	100,000

Performance-Based Stock Awards

Awards made pursuant to our performance-based stock plan (the “Performance-Based Stock Plan”) constitute a right to receive shares of our stock in the event the Company achieves operating income targets in the last year of a three year performance period. Because the targets are set far in advance of the end of the performance periods and are set at levels that are difficult to attain, we believe these grants induce our named executive officers to focus on long-term cumulative growth. The number of shares that will vest as a result of awards made pursuant to our Performance-Based Stock Plan range from 0% to 200% of the original target award.

Our performance-based stock awards granted in 2007 were designed to be earned based on the Company achieving operating income targets in fiscal year 2009 which were not met. As a result, all such awards did not vest and are of no further force or effect. Notwithstanding their termination, the threshold, target and maximum fiscal 2009 operating income targets required to be achieved by the Company for the performance share awards granted in 2007 to be earned, the Company’s actual fiscal year 2009 results, and the corresponding percentage of the award earned thereby are as follows:

	Operating Income	Percentage of Shares Earned
Threshold	$48.6 million	25%
Target	$57.6 million	100%
Maximum	$73.5 million	200%
Actual	$19.2 million	0%

In fiscal year 2009, the Board granted target performance-based stock awards to our named executive officers as follows:

Named Executive Officer	Share Awards (# of shares)
Elizabeth McLaughlin	100,000
Gerald Cook	25,000
Christopher Daniel	35,000
James McGinty	25,000
Amy Kocourek	30,000

Long-Term Cash Incentive Awards

On March 17, 2010, the Board established a long-term, cash-based performance plan for our named executive officers (the “Long-Term Cash Incentive Plan”). The Board’s decision to establish the Long-Term Cash Incentive Plan was largely influenced by the lack of shares available for grant in the 2006 Incentive Plan. Payouts of awards made pursuant to our Long-Term Cash Incentive Plan will be calculated in a similar manner to payouts under our Annual Bonus Plan, except that the performance is measured on a cumulative basis over a two year period. Because the performance goals are set far in advance of the end of the performance period and are set at a levels that are difficult to attain (that is, we believe the target level will be achieved less than 50% of the time), we believe these awards induce our named executive officers to focus on long-term cumulative growth. For awards made in fiscal year 2010, payouts will be paid only upon achievement of certain levels of cumulative net income in fiscal years 2010 and 2011. The performance targets under the Long-Term Cash Incentive Plan range from a target level to a maximum level, which is 200% of the target. There is no payout if the target level is not achieved.

Other Compensation

Perquisites & Benefits

In fiscal 2009, we provided our named executive officers certain perquisites and benefits, generally at the same level and offering made available to other employees, including our 401(k) Plan, our Employee Stock Purchase Plan, health care plans, life insurance plans, and other welfare benefit programs. Each of our named executive officers was entitled to use company-leased automobiles, for which the Company paid certain maintenance and fuel costs. Each named executive officer also received supplemental disability insurance coverage and reimbursement of certain out-of-pocket medical expenses. Additionally, as an inducement to attract Ms. Kocourek to the Company, we agreed to pay up to $400,000 of her relocation expenses, of which approximately $59,000 has been incurred to date.

Deferred Compensation Plan

In addition to the standard benefits offered all employees, our executive officers and other senior managers are eligible to participate in our non-qualified deferred compensation plan. The plan allows them to defer base salary and bonus income. The plan is unfunded and unsecured. For fiscal year 2009, to the extent they were ineligible to receive such contribution from participation in our 401(k) Plan, the Company contributed 50% of the first 4% of each participant’s eligible contributions into their deferred compensation plan account.

Other Compensation Policies

Stock Ownership Guidelines

We recently adopted stock ownership guidelines for Ms. McLaughlin. Under the guidelines, Ms. McLaughlin should maintain a level of ownership of Company stock that has a value approximately equal to 150% of her base salary, and she currently holds sufficient shares of Company stock to satisfy the stock ownership guidelines.

Description of Employment Agreements

We do not have an employment agreement with Ms. McLaughlin. We have entered into employment agreements with each of our other named executive officers. All of our named executive officers are employed on an at-will basis and none is employed under an employment agreement for a fixed term. We have also entered into indemnification agreements with each of our named executive officers.

Severance and Change of Control Payments

We do not have a severance agreement with Ms. McLaughlin. For certain of our other executive officers, we will provide up to six months severance and benefits continuation in the event they are terminated from the Company without cause. Additionally, certain of our long-term equity incentives have provisions for accelerated vesting upon a change of control. We believe these agreements assist us in recruiting and retaining our executive officers.

Section 162(m) Compliance

Section 162(m) of the Internal Revenue Code limits the deductibility for federal income tax purposes of compensation paid to certain executive officers in excess of $1million in a taxable year. Generally, compensation above $1 million may be deducted only if it is “performance-based compensation” within the meaning of the Internal Revenue Code. All of our awards made pursuant to the 2006 Incentive Plan are intended to meet the requirements for deductible performance-based compensation. However, our goal of preserving the deductibility of compensation is secondary in importance to achieving our compensation objectives. While we believe that we should be able to continue to manage our compensation programs so as to preserve the related federal income tax deductions, the Board retains discretion to grant compensation which would not qualify as “performance-based” or otherwise be deductible when it determines the importance of meeting our compensation objectives outweighs the potential loss of a tax deduction to the Company.

COMPENSATION COMMITTEE REPORT

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended January 30, 2010.

Compensation Committee

W. Scott Hedrick, Chairman

Lisa Harper

Andrew Schuon

SUMMARY OF COMPENSATION

The following table sets forth in summary form information concerning the compensation that we paid during the fiscal year ended January 30, 2010, to our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers. We refer to these executive officers in this proxy statement as the “named executive officers.”

SUMMARY COMPENSATION TABLE – FISCAL YEAR 2009

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Elizabeth McLaughlin, Chief Executive Officer and Director	2009 2008 2007	821,154 700,000 700,000	— 363,000 —	956,000 475,000 1,470,300	1,151,775 733,450 1,077,240	— 637,000 —	31,266 14,940 —	2,960,195 2,923,390 3,247,540

Gerald Cook, Chief Operating Officer	2009 2008 2007	525,000 476,625 450,000	— 141,687 50,000	239,000 104,500 373,230	460,710 154,020 420,124	— 358,313 —	23,618 13,520 —	1,248,328 1,248,665 1,293,354

Christopher Daniel, President, Torrid	2009 2008 2007	447,654 435,667 425,000	— 85,000 —	334,600 166,250 475,020	391,604 205,360 538,620	215,156 — 111,563	15,751 10,355 —	1,404,765 902,632 1,550,203

James McGinty, Chief Financial Officer	2009 2008 2007	400,000 368,625 350,000	— 118,000 50,000	239,000 104,500 361,920	345,533 154,020 403,965	— 182,000 —	34,284 12,795 —	1,018,817 939,940 1,165,885

Amy Kocourek, (4) Chief Merchandising Officer	2009	87,788	200,000	113,250	379,030	—	59,928	839,996

(1)	These amounts are computed in accordance with FASB ASC Topic 718, based on assumptions set forth in Note 2 to the Company’s financial statements filed with the SEC on Form 10-K on March 19, 2010, and in comparable financial statement notes filed with the SEC in previous Annual Reports on Form 10-K, excluding the effect of estimated forfeitures. Although we do not expect that such outcome is probable, the grant date fair value of each award reported for fiscal years 2009, 2008 and 2007 in this column, assuming the highest level of performance conditions are achieved, are as follows: for Ms. McLaughlin, $1,912,000, $950,000 and $2,940,600, respectively; for Mr. Cook, $478,000, $209,000 and $746,460, respectively; for Mr. Daniel, $669,200, $332,500 and $950,040, respectively; for Mr. McGinty, $478,000, $209,000 and $723,840, respectively; and for Ms. Kocourek, $453,000. The amounts listed in this column include performance share awards granted in fiscal year 2007 which were subsequently surrendered by Ms. McLaughlin and Messrs. Cook and McGinty. On March 16, 2010, our Compensation Committee confirmed that the target goals for stock awards granted in fiscal 2007 had not been met. As a result, such awards terminated.

(2)	These amounts are computed in accordance with FASB ASC Topic 718, based on assumptions set forth in Note 2 to the Company’s financial statements filed with the SEC on Form 10-K on March 19, 2010, and in comparable financial statement notes filed with the SEC in previous Annual Reports on Form 10-K, excluding the effect of estimated forfeitures. For Ms. McLaughlin, the 2008 amount includes $220,050 attributable to an option to purchase 100,000 shares of common stock granted in June 2008 which was cancelled in July 2008.

(3)	Amounts listed in this column include use of Company leased vehicles (including gas and maintenance), out-of-pocket medical expense reimbursement, supplemental disability insurance, match on deferred compensation contributions, and, for Ms. Kocourek, relocation expense reimbursement in the amount of $59,042.

(4)	Ms. Kocourek first became a named executive officer in fiscal 2009. At the time she was hired she received a signing bonus in the amount of $100,000 and was guaranteed minimum bonus from our Annual Bonus Plan in the amount of $100,000.

Grants of Plan-Based Awards

The following table provides information regarding grants of plan-based awards to the named executive officers in the fiscal year ended January 30, 2010.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2009

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Elizabeth McLaughlin	—	340,000	850,000	1,700,000
	3/18/09				25,000	100,000	200,000			956,000
	3/18/09							250,000	9.56	1,151,775

Gerald Cook	—	157,500	393,750	787,500
	3/18/09				6,250	25,000	50,000			239,000
	3/18/09							100,000	9.56	460,710

Christopher Daniel	—	135,000	337,500	675,000
	3/18/09				8,750	35,000	70,000			334,600
	3/18/09							85,000	9.56	391,604

James McGinty	—	80,000	200,000	400,000
	3/18/09				6,250	25,000	50,000			239,000
	3/18/09							75,000	9.56	345,533

Amy Kocourek	—	83,000	207,500	415,000
	11/2/09				7,500	30,000	60,000			113,250
	11/2/09							100,000	7.55	379,030

(1)	The amounts shown in these columns represent the threshold, target and maximum payout levels under the Annual Bonus Plan. The actual amount of incentive bonus earned by each named executive officer in fiscal 2009 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

(2)	None of these awards have vested and no shares have been issued pursuant to the grants. As of January 30, 2010, it is our best estimate that none of these awards will be earned at the end of the applicable term.

(3)	The amounts are computed in accordance with FASB ASC Topic 718, based on assumptions set forth in Note 2 to the Company’s financial statements filed with the SEC on Form 10-K on March 19, 2010, excluding the effect of estimated forfeitures.

As described above under the heading “Compensation Discussion and Analysis,” each of our named executive officers is employed “at will.” Our named executive officers other than Ms. McLaughlin have written employment agreements. Compensation for our named executive officers is performance-based, as we target that a larger portion of their compensation will be determined based on the performance of the Company and the individual and a lesser portion of their compensation will be fixed. For fiscal year 2009, our only performance- based non-equity incentive plan was our Annual Bonus Plan. For fiscal year 2009 we had two performance-based equity incentive plans: our Non-Qualified Stock Options and our Performance-Based Stock Plan, each of which was subject to our 2006 Incentive Plan.

Awards pursuant to our non-equity incentive plans generally provide for a cash payout only in the event certain pre-established financial targets are achieved by the Company. For fiscal year 2009, the Annual Bonus Plan targets were based on fiscal year 2009 Company net income and divisional operating income. Details of the plan are described above under the heading “Compensation Discussion and Analysis.” Payouts are generally only paid to our named executive officers who remain employed by the Company at the time of payment, which generally occurs in the first fiscal quarter following the end of the fiscal year.

Awards pursuant to our equity incentive plans consist of stock options (“Stock Options”) and grants of stock subject to performance conditions (“Performance Shares”). Our Stock Options generally expire ten years from the date of grant and vest over four years from the date of their grant, 25% after the first year and 6.25% each quarter thereafter. Our Performance Shares constitute a right to receive shares of Company stock in the event the Company achieves pre-set operating income targets. Shares subject to awards of Performance Shares remain unissued until they are earned and are only earned by our named executive officers who remain continuously employed by the Company through the time the performance conditions are achieved. The operating income targets are set far in advance of the performance period, and are set at levels which are intended to be challenging but achievable. None of the equity awards reported in these tables entitle the recipient to receive dividends. Details of these plans are described above under the heading “Compensation Discussion and Analysis.” As described more fully under the heading “Potential Payments Upon a Change of Control,” under certain circumstances the vesting of some or all of our equity awards to our named executive officers will be accelerated.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding all outstanding equity awards held by each of the named executive officers as of January 30, 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2009

		Option Awards (1)				Stock Awards (2)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Elizabeth McLaughlin	8/22/00 2/5/01 3/20/02 3/20/03 3/18/05 3/17/06 3/23/07 3/26/08 3/18/09	133,380 215,603 300,001 300,001 175,000 187,500 137,500 109,375 —	— — — — — 12,500 62,500 140,625 250,000	6.97 10.64 15.33 15.61 21.24 13.90 11.31 4.75 9.56	8/22/10 2/5/11 3/20/12 3/20/13 3/18/15 3/17/16 3/23/17 3/26/18 3/18/19	25,000 25,000	143,750 143,750

Gerald Cook	2/5/01 3/20/02 3/20/03 3/18/05 3/17/06 3/23/07 3/26/08 3/18/09	64,350 75,000 75,001 85,000 46,875 53,625 32,812 —	— — — — 3,125 24,375 42,188 100,000	10.64 15.33 15.61 21.24 13.90 11.31 4.75 9.56	2/5/11 3/20/12 3/20/13 3/18/15 3/17/16 3/23/17 3/26/18 3/18/19	5,500 6,250	31,625 35,938

Christopher Daniel	10/4/04 3/18/05 3/17/06 11/15/06 3/23/07 3/26/08 3/18/09	50,000 50,000 23,437 75,000 68,750 43,750 —	— — 1,563 25,000 31,250 56,250 85,000	17.19 21.24 13.90 10.87 11.31 4.75 9.56	10/4/14 3/18/15 3/17/16 11/15/16 3/23/17 3/26/18 3/18/19	10,500 8,750 8,750	60,375 50,313 50,313

James McGinty	3/20/02 3/6/01 3/20/03 3/18/05 3/17/06 3/23/07 3/26/08 3/18/09	45,000 46,250 45,001 60,000 42,187 51,562 32,812 —	— — — — 2,813 23,438 42,188 75,000	15.33 10.31 15.61 21.24 13.90 11.31 4.75 9.56	3/20/12 3/6/11 3/20/13 3/18/15 3/17/16 3/23/17 3/26/18 3/18/19	5,500 6,250	31,625 35,938

Amy Kocourek	11/2/09	—	100,000	7.55	11/2/19	7,500	43,125

(1)	These options become exercisable over a four year period with 25% vesting one year from the date of grant and 6.25% of the remaining shares vesting quarterly thereafter.

(2)	Stock awards granted on March 23, 2007, are earned based on the Company achieving 2009 operating income targets. In March 2010, the Board confirmed that the performance goals for fiscal year 2009 had not been met, and therefore all such awards terminated. Stock awards granted on March 26, 2008, are earned based on the Company achieving 2010 operating income targets. Stock awards granted on March 18, 2009, are earned based on the Company achieving 2011 operating income targets. Shares subject to stock awards remain unissued until they are earned and are only earned by named executive officers who remain continuously employed by the Company through the time the performance conditions are achieved.

Option Exercises

The following table provides information regarding the number of shares of common stock acquired and the value realized pursuant to the exercise of stock options during fiscal 2009 by each of the named executive officers, to the extent applicable.

OPTION EXERCISES IN FISCAL 2009

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Elizabeth McLaughlin	205,682	1,029,603

Non-qualified Deferred Compensation Plan

The following table shows for the fiscal year ended January 30, 2010, information regarding non-qualified deferred compensation plans for the named executive officers.

NON-QUALIFIED DEFERRED COMPENSATION FOR FISCAL 2009

Name	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY (1) ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Elizabeth McLaughlin	136,608	5,669	13,408	—	343,313
Gerald Cook	200,560	5,304	48,199	—	329,305
Christopher Daniel	44,765	5,256	13,853	—	197,632
James McGinty	131,000	5,208	24,734	—	204,588
Amy Kocourek	638	319	(14)	—	944

(1)	The contribution amounts reported as Executive Contributions are reported in the “Salary” column and the contribution amounts reported as Registrant Contributions are reported in the “All Other Compensation” column of the Summary Compensation Table. All amounts reported as Aggregate Balance were included in Summary Compensation Tables for previous years to the extent the named executive officer was named in such table and the amounts were so required to be reported in such tables.

Each of our named executive officers participates in our non-qualified deferred compensation plan. The plan allows them to defer up to 80% of their salary and up to 100% of their annual cash bonus. Commencing in fiscal year 2009, to the extent the participants were ineligible to receive such contributions from participation in our 401(k) Plan, the Company contributes 50% of the first 4% of each participant’s eligible contributions into their deferred compensation plan account. Participants are always 100% vested in their own contributions and the earnings thereon. Contributions to each participant’s account by the Company vest over three years from the participant’s date of hire. At the participant’s election, deferrals will generally be paid in lump sum or in annual installments of up to 15 years and participants may elect to commence payment either upon termination of employment, or a date specified at the time of initial deferral. Executive officers may also elect at the time of deferral to receive payment of their account balance in the event of a change of control of the Company. The plan is unfunded and unsecured. We have established a non-qualified grantor trust to hold amounts deferred under the plan. Earnings on the account of each participant are credited to such participant based on the performance of investment vehicles chosen by the participant from a selection offered to all plan participants and which are comprised of investment vehicles generally available to the public. Participants may elect to change the investment vehicles applicable to their accounts at any time.

Severance and Change of Control Agreements

Our named executive officers with written employment agreements are entitled to severance in the event their employment with us is terminated without “cause,” constituting six months of continued pay and health benefits (including as reimbursement for continuation of such benefits through payment of COBRA premiums). The receipt of severance payments and continued benefits by each named executive officer is conditioned on each such named executive officer executing a release of liability in favor of the Company. Such named executive officers are also entitled to receipt of the vested balances of their deferred compensation accounts and immediate vesting of all of their unvested stock options in the event of a “change in control.”

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

AT THE END OF FISCAL YEAR 2009

Name	Benefit	Termination Without Cause ($)	Change in Control (1) ($)
Gerald Cook	Cash Severance	262,500	—
	Benefits Continuation	6,897	—
	Option Acceleration	—	42,188

Christopher Daniel	Cash Severance	225,000	—
	Benefits Continuation	6,815	—
	Option Acceleration	—	56,250

James McGinty	Cash Severance	200,000	—
	Benefits Continuation	6,897	—
	Option Acceleration	—	42,188

Amy Kocourek	Cash Severance	207,500	—
	Benefits Continuation	6,897	—
	Option Acceleration	—	—

(1)	These amounts represent the difference between the market price of our common stock on January 29, 2010 (the last trading day of fiscal 2009) and the exercise price of the options which would become exercisable upon a “change of control” to the extent the market price exceed the exercise price.

Equity Compensation Plan Information

The following table provides certain information as of January 30, 2010, with respect to all of our equity compensation plans in effect on that date.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders (1)	6,689,496	12.36	1,700,886

(1)	Includes securities granted pursuant to our 2006 Incentive Plan, our Directors’ Plan, our Employee Stock Purchase Plan, and our 1996 Equity Incentive Plan, approved by our shareholders in 1996. The shares reported in column (c) include 896,510 shares attributable to our Employee Stock Purchase Plan.

OTHER MATTERS

Our Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ James McGinty

James McGinty

Secretary

City of Industry, California

April 29, 2010

A copy of our Annual Report on Form 10-K for the fiscal year ended January 30, 2010 filed with the SEC on March 19, 2010 is available without charge upon written request to: Corporate Secretary, Hot Topic, Inc., 18305 E. San Jose Avenue, City of Industry, California 91748.

HOT TOPIC, INC.

ANNUAL MEETING OF SHAREHOLDERS

June 8, 2010

8:30 a.m.

18305 E. San Jose Avenue

City of Industry, CA 91748

Hot Topic, Inc.
18305 E. San Jose Avenue
City of Industry, CA 91748	PROXY

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders of Hot Topic, Inc. (the “Company”) on June 8, 2010.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint James J. McGinty and Elizabeth McLaughlin, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting of Shareholders of the Company and all adjournments.

See reverse for voting instructions.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	To elect the nominees below as directors to hold office until the Company’s 2011 Annual Meeting of Shareholders.

	01	Evelyn D’An	☐	Vote FOR all Nominees (except as marked)	☐ Vote WITHHELD from all Nominees
	02	Lisa M. Harper
	03	W. Scott Hedrick
	04	Elizabeth McLaughlin
	05	Bruce Quinnell
	06	Andrew Schuon
	07	Thomas G. Vellios

(Instructions: To withhold authority to vote for any indicated nominee, write the number next to the name(s) of such nominee(s) in the box provided to the right.)

2.	To ratify the selection of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending January 29, 2011.			☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address change? Mark Box ☐ Indicate changes below:	Date:

Signature(s):

Name of Shareholder:

Note: Please sign exactly as your name(s) appear on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include their title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.